Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: July 29, 2015

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Reports Second-Quarter 2015 Financial Results

•	2Q 2015 Adjusted EBITDA is $1.02 Billion, Up 32% vs. 2Q 2014

•	Williams Partners Fee-Based Revenues Up $537 Million or 72% on Access Midstream Merger, Major Projects Ramping Up

•	Excluding Access Midstream Merger, Williams Partners 2Q 2015 Fee-Based Revenue Up $130 Million, or 17%

•	Reaffirming Williams Dividend Guidance of $0.64 per Share in 3Q 2015 or $2.56 Annualized; $2.85 in 2016 with 10% to 15% Annual Dividend Growth through 2020

TULSA, Okla. – Williams (NYSE: WMB) today announced second-quarter 2015 adjusted EBITDA of $1.02 billion, compared with $770 million in second quarter 2014, an increase of $247 million, or 32 percent.

The increase reflects higher adjusted EBITDA for Williams Partners resulting from the benefit of the Access Midstream acquisition and new projects placed in service. Partially offsetting these increases were lower Geismar results from the absence of assumed business interruption insurance proceeds and lower NGL margins.

Year-to-date 2015, Williams reported $1.94 billion in adjusted EBITDA, a $344 million, or 22 percent increase from the same period last year. The increase in the year-to-date period was also driven primarily by Williams Partners’ adjusted EBITDA, and the drivers were similar to those discussed for the quarterly period.

Williams Summary Financial Information	2Q		YTD
Amounts in millions, except per-share amounts. Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	2015	2014	2015	2014
(Unaudited)
Adjusted EBITDA (1)	$1,017	$770	$1,935	$1,591
Adjusted income from continuing operations (1)	$110	$158	$232	$348
Adjusted income from continuing operations per share (1)	$0.15	$0.23	$0.31	$0.50
Net income	$114	$103	$184	$243
Net income per share	$0.15	$0.15	$0.24	$0.35

(1)	Schedules reconciling adjusted EBITDA and adjusted income from continuing operations (non-GAAP measures) are available at www.williams.com and as an attachment to this news release.

Williams reported adjusted income from continuing operations of $110 million, or $0.15 per share, in second quarter 2015, compared with $158 million, or $0.23 per share, in second quarter 2014. The decrease in adjusted income for second quarter 2015 is due primarily to the absence in 2015 of assumed Geismar business interruption proceeds, increased interest expense associated with new debt issuances and higher depreciation expense due to significant projects that were placed into service in 2014 and 2015, as well as declines in NGL margins driven by lower prices. These decreases were partially offset by new fee revenues associated with certain growth projects that were placed in service in 2014 and 2015.

Year-to-date 2015, Williams reported $232 million in adjusted income from continuing operations, a $116 million decrease from the same period last year. The decrease in year-to-date adjusted income was driven by the same factors that drove the decrease in quarterly adjusted income.

Williams reported unaudited second quarter 2015 net income attributable to Williams of $114 million, or $0.15 per share on a diluted basis, compared with second quarter 2014 net income of $103 million, or $0.15 per share on a diluted basis. The $11 million increase in net income attributable to Williams in second quarter 2015 was driven primarily by new fee-based revenues from Gulfstar One and Transco expansion projects and increased insurance recoveries associated with the Geismar incident. These increases were partially offset by increased interest expense associated with new debt issuances, higher depreciation expense due to significant projects that were placed in service in 2014 and 2015, as well as declines in NGL margins driven by lower prices.

Year-to-date 2015, Williams reported net income of $184 million, or $0.24 per share on a diluted basis, compared with net income of $243 million, or $0.35 per share, for the same period last year. The year-to-date changes in net income were impacted by the same factors as the quarterly period with the exception of year-to-date Geismar insurance recoveries being lower in the current year and the absence of equity losses in 2014 associated with the discontinuance of the Bluegrass Pipeline project.

CEO Comment

Alan Armstrong, Williams’ president and chief executive officer, made the following comments:

“Second quarter results further demonstrate the benefits from our clearly defined strategy of capitalizing on the significant natural gas market growth by connecting the best supplies to the best markets. This strategy has and will continue to deliver significant growth in our fee-based revenues.

“The large-scale infrastructure projects we recently placed into service – including Transco expansions and Gulf of Mexico facilities – generated significant fee-based revenues in the second quarter and we expect those numbers to continue growing throughout 2015.

“As well, the Geismar plant ramped up in the second quarter and is now online and consistently operating at or near its full production capacity. We look forward to the significant contributions the plant will make in the second half of the year.”

Business Segment Results

Williams’ business segments for financial reporting are Williams Partners, Williams NGL & Petchem Services and Other.

For periods prior to July 1, 2014, the Other segment includes Williams’ equity earnings from its 50-percent interest in privately held Access Midstream Partners GP, L.L.C. and an approximate 23-percent limited-partner interest in Access Midstream Partners, L.P. As a result of Williams’ acquisition of additional ownership interests, periods after July 1, 2014 include the consolidated results of Access Midstream Partners. Furthermore, following the closing of the merger between Williams Partners and Access Midstream Partners in February 2015, the consolidated results of Access Midstream for periods following July 1, 2014 are now reported as part of the Williams Partners segment.

Williams NGL & Petchem Services segment is comprised of projects in various stages of development, including offgas processing at the CNRL’s Horizon upgrader plant as well as petchem pipeline projects on the Gulf Coast.

Williams	Adjusted EBITDA
	2Q		YTD
Amounts in millions	2015	2014	2015	2014
Williams Partners	$1,008	$717	$1,925	$1,485
Williams NGL & Petchem	(3)	(7)	(8)	(12)
Other	12	60	18	118

Total	$1,017	$770	$1,935	$1,591

Schedules reconciling adjusted EBITDA to modified EBITDA and net income are attached to this news release.

The first quarter and second quarter of 2014 include Williams’ proportional share of the adjusted EBITDA from its equity-method investment in Access Midstream in its Other segment. Following the closing of the merger between Williams Partners and Access Midstream, the consolidated results of Access Midstream are reported as part of the Williams Partners segment. Williams NGL & Petchem Services segment is comprised of projects in various stages of development, including the CNRL Horizon offgas processing project in Canada as well as NGL and petrochemical pipeline projects on the Gulf Coast.

Williams Partners Segment

Williams Partners is focused on natural gas and natural gas liquids (NGL) transportation, gathering, treating, processing and storage; NGL fractionation; olefins production; and crude oil transportation.

Williams Partners reported second quarter 2015 adjusted EBITDA of $1.01 billion, a $291 million, or 41 percent, increase from second quarter 2014. The increase in adjusted EBITDA in second quarter 2015 was driven by $537 million, or 72 percent, higher fee-based revenues including assumed minimum volume commitments compared with second quarter 2014. This increase reflects the benefit of the Access Midstream acquisition and new fee-based revenues from assets placed in service, including Gulfstar One and Transco expansion projects. Excluding the Access Midstream acquisition, Williams Partners second-quarter 2015 fee-based revenue was up $130 million, or 17 percent. Geismar contributed approximately $50 million of olefins margins in second quarter 2015. Additionally, the proportional EBITDA from non-consolidated joint ventures increased $121 million for second quarter 2015 versus second quarter 2014, including $92 million from the addition of Access Midstream’s joint ventures and $33 million driven by Discovery’s Keathley Canyon Connector project ramp up.

Partially offsetting these increases were $210 million higher operating and general and administrative expenses versus second quarter 2014 primarily as a result of the Access Midstream acquisition, the absence of $138 million of assumed business interruption insurance proceeds related to the Geismar plant and $56 million in lower NGL margins due primarily to NGL prices that are at a 10-year low.

Year-to-date 2015, Williams Partners reported adjusted EBITDA of $1.93 billion, a $440 million, or 30 percent, increase from the same period last year. The year-to-date increase in adjusted EBITDA was driven primarily by the same factors that drove the quarterly results for adjusted EBITDA.

Williams Partners’ complete financial results for second quarter 2015 are provided in the earnings news release issued today by Williams Partners.

Other Segment

The first and second quarters of 2014 include $51 million and $53 million, respectively, for Williams’ proportional share of the adjusted EBITDA from Williams’ equity-method investment in Access Midstream, L.P. As a result of Williams’ acquisition of additional ownership interests, periods after July 1, 2014 include the consolidated results of Access Midstream Partners. Furthermore, following the closing of the merger between Williams Partners and Access Midstream Partners in February 2015, the consolidated results of Access Midstream for periods following July 1, 2014 are now reported as part of the Williams Partners segment.

Williams Strategic Alternatives Review

On June 21, 2015, Williams announced that it had received and subsequently rejected an unsolicited proposal to be acquired in an all-equity transaction contingent on the termination of Williams’ proposed acquisition of Williams Partners. Williams also announced that its board of directors authorized a process to explore a range of strategic alternatives, which could include, among other things, a merger, a sale, or continuing to pursue its existing operating and growth plan. The process is well underway. Depending on the outcome of the board’s review, Williams anticipates that any shareholder vote seeking approval of the pending Williams Partners transaction would occur after the process is completed.

Guidance

Williams reaffirmed its previously announced plans to increase its third-quarter 2015 dividend to $0.64, or $2.56 on an annualized basis and $2.85 in 2016, with annual dividend growth thereafter of approximately 10 percent to 15 percent through 2020. Dividend guidance assumes completion of Williams’ acquisition of Williams Partners public units as previously announced on May 13, 2015.

Williams is reaffirming adjusted EBITDA guidance for 2016-2018. However, Williams is lowering full-year 2015 adjusted EBITDA guidance by approximately 6 percent to a midpoint of $4.23 billion, due primarily to the effects of lower commodity prices and an extended Geismar ramp-up to near-full production in the second quarter.

Williams’ current guidance is displayed in the following table:

Williams - Financial outlook

	2015			2016			2017			2018
	Low	Mid	High	Low	Mid	High	Low	Mid	High	Low	Mid	High
Adjusted EBITDA (1)	$4,130	$4,230	$4,330	$5,170	$5,375	$5,580	$5,825	$6,050	$6,275	$6,500	$6,800	$7,100

Total Capital & Investment Expenditures	$3,960	$4,275	$4,590	$3,300	$3,605	$3,910	$3,025	$3,325	$3,625	$1,300	$1,450	$1,600

Dividends per Share		$2.47			$2.85			$3.21			$3.61

(1)	Adjusted EBITDA is a non-GAAP measure. Reconciliations to the most relevant measures included in GAAP are attached to this news release.

Assumes completion of Williams’ transaction to acquire all the public outstanding units of Williams Partners.

Commodity price assumptions are contained in Williams’ second quarter data book available at www.williams.com

Second-Quarter 2015 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow

Williams’ second-quarter 2015 financial results package will be posted shortly at www.williams.com. The package will include the data book and analyst package.

The company and the partnership will host a conference call and live webcast on Thursday, July 30, at 9:30 a.m. EDT. A limited number of phone lines will be available at (888) 297-0360. International callers should dial (719) 457-2603. A link to the webcast, as well as replays of the webcast in both streaming and downloadable podcast formats, will be available for two weeks following the event at www.williams.com.

Form 10-Q

The company plans to file its second quarter 2015 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures

This news release may include certain financial measures – adjusted EBITDA, adjusted income from continuing operations (“earnings”), adjusted earnings per share, cash available for dividends, dividend coverage ratio, distributable cash flow and cash distribution coverage ratio – that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations and may include assumed business interruption insurance related to the Geismar plant. Management believes these measures provide investors meaningful insight into results from ongoing operations.

For Williams, cash available for dividends is defined as cash received from its ownership in MLPs, cash received (used) by its NGL & Petchem Services segment (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Williams and not the underlying MLPs. We also calculate the ratio of cash available for dividends to the total cash dividends paid (dividend coverage ratio). This measure reflects Williams’ cash available for dividends relative to its actual cash dividends paid.

For Williams Partners L.P., we define distributable cash flow as adjusted EBITDA less maintenance capital expenditures, cash portion of interest expense, income attributable to noncontrolling interests and cash income taxes, plus WPZ restricted stock unit non-cash compensation and certain other adjustments that management believes affects the comparability of results. Adjustments for maintenance capital expenditures and cash portion of interest expense include our proportionate share of these items of our equity-method investments.

For Williams Partners L.P., we also calculate the ratio of distributable cash flow to the total cash distributed (cash distribution coverage ratio). This measure reflects the amount of distributable cash flow relative to our cash distribution. We have also provided this ratio calculated using the most directly comparable GAAP measure, net income.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income from continuing operations, cash available for dividends, nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting North American natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (NYSE: WPZ), including all of the 2 percent general-partner interest. Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Forward-Looking Statements

The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) and Williams Partners L.P. (WPZ) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Expected levels of cash distributions by WPZ with respect to general partner interests, incentive distribution rights, and limited partner interests;

•	Levels of dividends to Williams stockholders;

•	The status, expected timing, and expected outcome of Williams’ proposed acquisition of all of the publicly held outstanding common units of WPZ in exchange for shares of Williams common stock (Acquisition of WPZ Public Units);

•	The status, expected timing, and expected outcome of the unsolicited proposal for Williams to be acquired in an all-equity transaction (Unsolicited Proposal) and Williams Board of Directors’ ongoing review of strategic alternatives;

•	Future credit ratings of Williams and WPZ;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas, natural gas liquids, and olefins prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this news release. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Satisfaction of the conditions to the completion of the Acquisition of WPZ Public Units, including receipt of the approval of Williams’ stockholders;

•	The results of Williams Board of Directors’ ongoing review of strategic alternatives;

•	Whether WPZ will produce sufficient cash flows to provide the level of cash distributions we expect;

•	Whether Williams is able to pay current and expected levels of dividends;

•	Availability of supplies, market demand, and volatility of prices;

•	Inflation, interest rates, and fluctuation in foreign exchange rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and execute investment opportunities;

•	Our ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses as well as successfully expand our facilities;

•	Development of alternative energy sources;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation, and rate proceedings;

•	Williams’ costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	WPZ’s allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by its affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•	Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions; and

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this presentation. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in Williams’ and WPZ’s annual reports on Form 10-K filed with the SEC on Feb. 25, 2015, and each of our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.

# # #

Financial Highlights and Operating Statistics

(UNAUDITED)

Final

June 30, 2015

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Adjusted Income

(UNAUDITED)

	2014					2015
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$140	$99	$1,678	$193	$2,110	$70	$114	$184

Income (loss) from continuing operations—diluted earnings per common share	$.20	$.14	$2.22	$.26	$2.91	$.09	$.15	$.24

Adjustments:

Williams Partners
Merger and transition related expenses	$—	$—	$11	$30	$41	$32	14	46
Acquisition-related expenses	—	2	13	1	16	—	—	—
Impairment of certain assets	—	17	—	35	52	3	24	27
Share of impairment at equity-method investment	—	—	—	—	—	8	1	9
Contingency loss (gain), net of legal costs	—	—	—	(143)	(143)	—	—	—
Net gain related to partial acreage dedication release	—	—	(12)	—	(12)	—	—	—
Loss related to compressor station fire	6	—	—	—	6	—	—	—
Geismar Incident adjustment for insurance and timing	54	96	—	(71)	79	—	(126)	(126)
Loss related to Geismar Incident	—	—	5	5	10	1	1	2
Loss related to Opal incident	—	6	—	2	8	1	—	1
Loss on sale of equipment	—	—	—	7	7	—	—	—
Estimated minimum volume commitments	—	—	47	(114)	(67)	55	55	110
Gain on extinguishment of debt	—	—	—	—	—	—	(14)	(14)

Total Williams Partners adjustments	60	121	64	(248)	(3)	100	(45)	55

Williams NGL & Petchem Services
Bluegrass Pipeline project development costs	25	1	—	(1)	25	—	—	—
Bluegrass Pipeline and Moss Lake write-off of previously capitalized project development costs	70	—	—	—	70	—	—	—

Total Williams NGL & Petchem Services adjustments	95	1	—	(1)	95	—	—	—

Other
WMB impact of ACMP transaction-related compensation expenses	—	—	19	—	19	—	—	—
Other merger and transition-related expenses	—	—	3	7	10	6	9	15
Expenses associated with strategic alternatives	—	—	—	—	—	—	7	7

Total Other adjustments	—	—	22	7	29	6	16	22

Adjustments included in Modified EBITDA	155	122	86	(242)	121	106	(29)	77

Adjustments below Modified EBITDA
Acquisition-related financing expenses—Williams Partners	—	9	—	—	9	2	—	2
Gain on remeasurement of equity-method investment in ACMP—Other	—	—	(2,522)	(22)	(2,544)	—	—	—
Gain associated with ACMP equity issuance—Other	—	(4)	4	—	—	—	—	—
Interest income on receivable from sale of Venezuela assets—Other	(13)	(14)	(14)	—	(41)	—	(9)	(9)
Allocation of adjustments to noncontrolling interests	(25)	(36)	3	38	(20)	(33)	21	(12)

	(38)	(45)	(2,529)	16	(2,596)	(31)	12	(19)

Total adjustments	117	77	(2,443)	(226)	(2,475)	75	(17)	58
Less tax effect for above items	(47)	(32)	925	41	887	(28)	4	(24)

Adjustments for tax-related items [1]	(20)	14	(3)	2	(7)	5	9	14

Adjusted income from continuing operations available to common stockholders	$190	$158	$157	$10	$515	$122	$110	$232

Adjusted diluted earnings per common share	$.28	$.23	$.21	$.01	$.71	$.16	$.15	$.31

Weighted-average shares—diluted (thousands)	688,904	700,696	752,064	751,898	723,641	752,028	752,775	752,403

(1)	The first quarter of 2014 includes an unfavorable adjustment related to completing the dropdown of certain Canadian operations to Williams Partners. The second quarter of 2014 includes a favorable adjustment to reflect taxes on undistributed earnings of certain foreign operations that are no longer considered permanently reinvested.

Note: The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Income

(UNAUDITED)

	2014					2015
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Service revenues	$819	$825	$1,127	$1,345	$4,116	$1,197	$1,241	$2,438
Product sales	930	853	942	796	3,521	519	598	1,117

Total revenues	1,749	1,678	2,069	2,141	7,637	1,716	1,839	3,555

Costs and expenses:
Product costs	769	724	807	716	3,016	462	494	956
Operating and maintenance expenses	298	308	412	474	1,492	387	437	824
Depreciation and amortization expenses	214	214	369	379	1,176	427	428	855
Selling, general, and administrative expenses	150	136	171	204	661	196	174	370
Net insurance recoveries—Geismar Incident	(119)	(42)	—	(71)	(232)	—	(126)	(126)
Other (income) expense—net	17	27	3	(92)	(45)	17	40	57

Total costs and expenses	1,329	1,367	1,762	1,610	6,068	1,489	1,447	2,936

Operating income (loss)	420	311	307	531	1,569	227	392	619
Equity earnings (losses)	(48)	37	66	89	144	51	93	144
Gain on remeasurement of equity-method investment	—	—	2,522	22	2,544	—	—	—
Other investing income (loss)—net	14	18	11	—	43	—	9	9
Interest incurred	(169)	(192)	(262)	(265)	(888)	(273)	(278)	(551)
Interest capitalized	29	29	52	31	141	22	16	38
Other income (expense)—net	1	4	10	16	31	16	34	50

Income (loss) from continuing operations before income taxes	247	207	2,706	424	3,584	43	266	309
Provision (benefit) for income taxes	51	84	998	116	1,249	30	83	113

Income (loss) from continuing operations	196	123	1,708	308	2,335	13	183	196
Income (loss) from discontinued operations	—	4	—	—	4	—	—	—

Net income (loss)	196	127	1,708	308	2,339	13	183	196
Less: Net income attributable to noncontrolling interests	56	24	30	115	225	(57)	69	12

Net income (loss) attributable to The Williams Companies, Inc.	$140	$103	$1,678	$193	$2,114	$70	$114	$184

Amounts attributable to The Williams Companies, Inc.:
Income (loss) from continuing operations	$140	$99	$1,678	$193	$2,110	$70	$114	$184
Income (loss) from discontinued operations	—	4	—	—	4	—	—	—

Net income (loss)	$140	$103	$1,678	$193	$2,114	$70	$114	$184

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$.20	$.14	$2.22	$.26	$2.91	$.09	$.15	$.24
Income (loss) from discontinued operations	—	.01	—	—	.01	—	—	—

Net income (loss)	$.20	$.15	$2.22	$.26	$2.92	$.09	$.15	$.24

Weighted-average number of shares used in computations (thousands)	688,904	700,696	752,064	751,898	723,641	752,028	752,775	752,403
Common shares outstanding at end of period (thousands)	685,419	747,190	747,453	747,531	747,531	748,912	749,529	749,529
Market price per common share (end of period)	$40.58	$58.21	$55.35	$44.94	$44.94	$50.59	$57.39	$57.39
Common dividends per share	$.4025	$.4250	$.56	$.57	$1.9575	$.58	$.59	$1.17

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Non-GAAP “Modified EBITDA” to Non-GAAP “Adjusted EBITDA”

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Net income (loss)	$196	$127	$1,708	$308	$2,339	$13	$183	$196
(Income) loss from discontinued operations	—	(4)	—	—	(4)	—	—	—
Provision (benefit) for income taxes	51	84	998	116	1,249	30	83	113
Interest expense	140	163	210	234	747	251	262	513
Equity (earnings) losses	48	(37)	(66)	(89)	(144)	(51)	(93)	(144)
(Gain) on remeasurement of equity-method investments	—	—	(2,522)	(22)	(2,544)	—	—	—
Other investing (income) loss	(14)	(18)	(11)	—	(43)	—	(9)	(9)
Proportional Modified EBITDA of equity-method investments	28	113	132	165	438	136	183	319
Depreciation and amortization expenses	214	214	369	379	1,176	427	428	855
Accretion for asset retirement obligations associated with nonregulated operations	3	6	4	5	18	6	9	15

Modified EBITDA	$666	$648	$822	$1,096	$3,232	$812	$1,046	$1,858

Williams Partners	$708	$596	$843	$1,097	$3,244	$817	$1,053	$1,870
Williams NGL & Petchem Services	(100)	(8)	(4)	(3)	(115)	(5)	(3)	(8)
Other	58	60	(17)	2	103	—	(4)	(4)

Total Modified EBITDA	$666	$648	$822	$1,096	$3,232	$812	$1,046	$1,858

Adjustments included in Modified EBITDA:
Williams Partners	$60	$121	$64	$(248)	$(3)	$100	$(45)	$55
Williams NGL & Petchem Services	95	1	—	(1)	95	—	—	—
Other	—	—	22	7	29	6	16	22

Total Adjustments included in Modified EBITDA	$155	$122	$86	$(242)	$121	$106	$(29)	$77

Adjusted EBITDA:
Williams Partners	$768	$717	$907	$849	$3,241	$917	$1,008	$1,925
Williams NGL & Petchem Services	(5)	(7)	(4)	(4)	(20)	(5)	(3)	(8)
Other	58	60	5	9	132	6	12	18

Total Adjusted EBITDA	$821	$770	$908	$854	$3,353	$918	$1,017	$1,935

Williams Partners

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Service revenues	$763	$763	$1,066	$1,296	$3,888	$1,192	$1,231	$2,423
Product sales	930	853	942	796	3,521	519	599	1,118

Total revenues	1,693	1,616	2,008	2,092	7,409	1,711	1,830	3,541
Segment costs and expenses:
Product costs	769	724	807	716	3,016	463	494	957
Operating and maintenance expenses	245	245	351	419	1,260	373	424	797
Selling, general, and administrative expenses	130	134	168	201	633	193	164	357
Net insurance recoveries—Geismar Incident	(119)	(42)	—	(71)	(232)	—	(126)	(126)
Other segment costs and expenses	14	21	(11)	(105)	(81)	1	4	5

Total segment costs and expenses	1,039	1,082	1,315	1,160	4,596	1,030	960	1,990
Proportional Modified EBITDA of equity-method investments	54	62	150	165	431	136	183	319

Modified EBITDA	708	596	843	1,097	3,244	817	1,053	1,870
Adjustments	60	121	64	(248)	(3)	100	(45)	55

Adjusted EBITDA	$768	$717	$907	$849	$3,241	$917	$1,008	$1,925

Operating statistics
Interstate Transmission
Throughput (Tbtu)	1,141.6	938.1	978.0	1,083.9	4,141.6	1,207.8	967.9	2,175.7
Avg. daily transportation volumes (Tbtu)	12.6	10.4	10.6	11.7	11.4	13.5	10.6	12.0
Avg. daily firm reserved capacity (Tbtu)	12.6	12.4	12.5	12.9	12.9	13.5	14.0	13.7

Former WPZ Operations Gathering and Processing (1)
Gathering volumes (Tbtu)	436	450	461	487	1,834	493	466	959
Plant inlet natural gas volumes (Tbtu)	339	344	370	366	1,419	363	364	727

Former ACMP Gathering Operations Throughput, bcf per day (2)
Barnett shale	—	—	.876	.853	.865	.812	.804	.808
Eagle Ford shale	—	—	.348	.376	.362	.388	.377	.383
Haynesville shale	—	—	.714	.802	.758	.971	1.085	1.029
Marcellus shale	—	—	1.193	1.272	1.233	1.232	1.273	1.253
Niobrara shale	—	—	.030	.034	.032	.039	.040	.040
Utica shale	—	—	.418	.484	.451	.513	.606	.560
Mid-Continent	—	—	.554	.537	.545	.506	.515	.510

Total throughput	—	—	4.133	4.358	4.246	4.461	4.700	4.583
Ethane equity sales (million gallons)	33	39	42	43	157	54	49	103
Non-ethane equity sales (million gallons)	113	108	124	131	476	131	122	253

NGL equity sales (million gallons)	146	147	166	174	633	185	171	356

Ethane margin ($/gallon)	$.20	$.18	$.16	$.17	$.17	$.13	$.13	$.13
Non-ethane margin ($/gallon)	$.88	$.80	$.78	$.58	$.76	$.28	$.26	$.27
NGL margin ($/gallon)	$.73	$.64	$.63	$.48	$.61	$.24	$.22	$.23

Ethane production (million gallons)	135	173	154	163	625	111	149	260
Non-ethane production (million gallons)	372	384	417	408	1,581	408	418	826

NGL production (million gallons)	507	557	571	571	2,206	519	567	1,086

Petrochemical Services
Geismar ethylene sales volumes (million lbs)	—	—	—	—	—	2	213	215
Geismar ethylene margin ($/lb)	$—	$—	$—	$—	$—	$—	$—	$—

Equity investments—100%
Discovery gathering volumes (Tbtu)	21	26	32	33	112	35	61	96
Discovery NGL equity sales (million gallons)	10	10	18	15	53	17	22	39
Discovery NGL production (million gallons)	47	54	65	61	227	62	79	141
Laurel Mountain gathering volumes (Tbtu)	34	36	38	40	148	40	40	80
Overland Pass NGL transportation volumes (Mbbls)	8,612	8,926	9,482	10,118	37,138	10,845	13,860	24,705

(1)	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.
(2)	Throughput in all regions represents the net throughput allocated to the Partnership’s interest.

Williams NGL & Petchem Services

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Service revenues	$—	$—	$—	$—	$—	$—	$1	$1
Segment costs and expenses:
Operating and maintenance expenses	2	1	2	2	7	4	2	6
Selling, general, and administrative expenses	22	4	4	1	31	2	2	4
Other (income) expense—net	(1)	1	(1)	$—	(1)	(1)	—	(1)

Total segment costs and expenses	23	6	5	3	37	5	4	9
Proportional Modified EBITDA of equity-method investments	(77)	(2)	1	—	(78)	—	—	—

Modified EBITDA	(100)	(8)	(4)	(3)	(115)	(5)	(3)	(8)
Adjustments	95	1	—	(1)	95	—	—	—

Adjusted EBITDA	$(5)	$(7)	$(4)	$(4)	$(20)	$(5)	$(3)	$(8)

Capital Expenditures and Investments

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Capital expenditures:
Williams Partners	$724	$943	$1,029	$996	$3,692	$735	$715	$1,450
Williams NGL & Petchem Services	61	85	62	78	286	91	102	193
Other	8	18	13	14	53	6	5	11

Total*	$793	$1,046	$1,104	$1,088	$4,031	$832	$822	$1,654

Purchase of businesses (net of cash acquired):
Williams Partners	$—	$—	$—	$—	$—	$—	$112	$112
Other	—	—	5,958	—	5,958	—	—	—

Total	$—	$—	$5,958	$—	$5,958	$—	$112	$112

Purchase of investments:
Williams Partners	$215	$16	$99	$138	$468	$83	$400	$483
Williams NGL & Petchem Services	13	2	—	(1)	14	—	—	—
Other	—	—	—	—	—	—	—	—

Total	$228	$18	$99	$137	$482	$83	$400	$483

Summary:
Williams Partners	$939	$959	$1,128	$1,134	$4,160	$818	$1,227	$2,045
Williams NGL & Petchem Services	74	87	62	77	300	91	102	193
Other	8	18	5,971	14	6,011	6	5	11

Total	$1,021	$1,064	$7,161	$1,225	$10,471	$915	$1,334	$2,249

Capital expenditures incurred, purchase of businesses (net of cash acquired), and purchase of investments:
Increases to property, plant, and equipment	$840	$949	$1,113	$1,014	$3,916	$738	$816	$1,554
Purchase of businesses (net of cash acquired)	—	—	5,958	—	5,958	—	112	112
Purchase of investments	228	18	99	137	482	83	400	483

Total	$1,068	$967	$7,170	$1,151	$10,356	$821	$1,328	$2,149

*Increases to property, plant, and equipment	$840	$949	$1,113	$1,014	$3,916	$738	$816	$1,554
Changes in related accounts payable and accrued liabilities	(47)	97	(9)	74	115	94	6	100

Capital expenditures	$793	$1,046	$1,104	$1,088	$4,031	$832	$822	$1,654

Depreciation and Amortization and Other Selected Financial Data

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Depreciation and amortization:
Williams Partners	$208	$207	$364	$372	$1,151	$419	$419	$838
Other	6	7	5	7	25	8	9	17

Total	$214	$214	$369	$379	$1,176	$427	$428	$855

Other selected financial data:
Cash and cash equivalents	$1,064	$860	$302	$240	$240	$341	$204	$204
Total assets	$28,306	$34,949	$49,807	$50,563	$50,563	$50,457	$51,163	$51,163
Capital structure:
Debt
Commercial paper	$—	$—	$265	$798	$798	$—	$1,743	$1,743
Current	$751	$751	$754	$4	$4	$801	$378	$378
Noncurrent	$12,099	$15,539	$19,922	$20,888	$20,888	$21,690	$21,285	$21,285
Stockholders’ equity	$4,616	$7,863	$9,129	$8,777	$8,777	$8,212	$7,928	$7,928
Debt to debt-plus-stockholders’ equity ratio	73.6%	67.4%	69.6%	71.2%	71.2%	73.3%	74.7%	74.7%

Cash distributions received from interests in:
Williams Partners L.P.
General partner	$—	$—	$—	$—	$—	$226	$227	$453
Limited partner	—	—	—	—	—	289	288	577

	$—	$—	$—	$—	$—	$515	$515	$1,030
Pre-merger Williams Partners L.P.
General partner	$164	$170	$175	$178	$687	$—	$—	$—
Limited partner	250	252	256	260	1,018	—	—	—

	$414	$422	$431	$438	$1,705	$—	$—	$—
Access Midstream Partners, L.P.
General partner	$9	$10	$25	$29	$73	$—	$—	$—
Limited partner	22	23	53	54	152	—	—	—

	$31	$33	$78	$83	$225	$—	$—	$—

	$445	$455	$509	$521	$1,930	$515	$515	$1,030

Dividend Coverage Ratio

(UNAUDITED)

	2014					2015
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Distributions from Pre-merger WPZ (accrued / “as declared” basis)	$422	$431	$438	$—	$1,291	$—	$—	$—
Distributions from ACMP (accrued / “as declared” basis)	33	78	83	—	194	—	—	—
Distributions from WPZ (accrued / “as declared” basis)	—	—	—	515	515	515	513	1,028

Total distributions from Pre-merger WPZ, ACMP, and WPZ	455	509	521	515	2,000	515	513	1,028
Williams NGL & Petchem Services adjusted cash flow (see below)	(5)	(9)	(5)	(5)	(24)	(5)	(3)	(8)
Corporate interest	(38)	(50)	(65)	(54)	(207)	(64)	(64)	(128)

Subtotal	412	450	451	456	1,769	446	446	892
WMB cash tax rate	3%	3%	—%	—%	2%	-12%	0%	-6%
WMB cash taxes (excludes cash taxes paid by WPZ) (1)	(13)	(14)	—	—	(27)	55	—	55
Corporate Capex	(8)	(18)	(13)	(14)	(53)	(6)	(5)	(11)

WMB cash flow available for dividends	$391	$418	$438	$442	$1,689	$495	$441	$936
- per share	$0.57	$0.61	$0.59	$0.59	$2.36	$0.66	$0.59	$1.25
WMB dividends paid	(276)	(291)	(419)	(426)	(1,412)	(434)	(442)	(876)

Excess cash flow available after dividends	$115	$127	$19	$16	$277	$61	$(1)	$60
Dividend per share	$0.4025	$0.4250	$0.5600	$0.5700	$1.9575	$0.5800	$0.5900	$1.1700
Coverage ratio (2)	1.42	1.44	1.05	1.04	1.20	1.14	1.00	1.07

Williams NGL & Petchem Services Adjusted Cash Flow:
Modified EBITDA	(100)	(8)	(4)	(3)	(115)	(5)	(3)	(8)
Segment adjustments	95	1	—	(1)	95	—	—	—

Adjusted EBITDA	(5)	(7)	(4)	(4)	(20)	(5)	(3)	(8)
Less: Maintenance Capex	—	(2)	(1)	(1)	(4)	—	—	—

Adjusted cash flow	(5)	(9)	(5)	(5)	(24)	(5)	(3)	(8)

Notes:	(1)	A refund was received in the first quarter of 2015 related to a 2014 tax Net Operating Loss, due to bonus depreciation, that yielded a carryback refund from 2012.
	(2)	WMB cash flow available for dividends / WMB dividends paid.

WMB Net Income to Adjusted EBITDA

	2015			2016			2017			2018
($ in millions)	Low	Base	High	Low	Base	High	Low	Base	High	Low	Base	High
Net income from continuing operations	634	709	784	$1,255	$1,385	$1,515	$1,570	$1,720	$1,870	$1,735	$1,925	$2,115
Add: Net interest expense	1,065	1,060	1,055	1,120	1,115	1,110	1,185	1,175	1,165	1,325	1,315	1,305
Add: Provision for income taxes	330	360	390	620	700	780	815	900	985	930	1,050	1,170
Add: Depreciation & amortization (DD&A)	1,775	1,775	1,775	1,870	1,870	1,870	1,945	1,945	1,945	2,110	2,110	2,110
Less: Equity (earnings) / losses from investments	(355)	(360)	(365)	(495)	(505)	(515)	(645)	(660)	(675)	(755)	(780)	(805)
Add: Proportional EBITDA of equity-method investments [1]	710	715	720	800	810	820	955	970	985	1,155	1,180	1,205
Adjustments [2]	(29)	(29)	(29)	—	—	—	—	—	—	—	—	—

Adjusted EBITDA	$4,130	$4,230	$4,330	$5,170	$5,375	$5,580	$5,825	$6,050	$6,275	$6,500	$6,800	$7,100

	2015			2016			2017			2018
1) Proportional EBITDA of equity-method investments:	Low	Base	High	Low	Base	High	Low	Base	High	Low	Base	High

Net income from continuing operations	$355	$360	$365	$495	$505	$515	$645	$660	$675	$755	$780	$805
Add: Net interest expense	44	44	44	58	58	58	61	61	61	56	56	56
Add: Depreciation & amortization (DD&A)	232	232	232	226	226	226	236	236	236	287	287	287
Other	79	79	79	21	21	21	13	13	13	57	57	57

Adjusted EBITDA from Equity Investments	$710	$715	$720	$800	$810	$820	$955	$970	$985	$1,155	$1,180	$1,205

	2015			2016			2017			2018
2) Adjustments:	Low	Base	High	Low	Base	High	Low	Base	High	Low	Base	High
Geismar incident adjustment for insurance and timing	($124)	($124)	($124)	—	—	—	—	—	—	—	—	—
Merger and transition related expenses	65	65	65	—	—	—	—	—	—	—	—	—
Share of impairment at equity-method investment	9	9	9	—	—	—	—	—	—	—	—	—
Impairment of certain materials and equipment	27	27	27	—	—	—	—	—	—	—	—	—
Loss related to Opal incident	1	1	1	—	—	—	—	—	—	—	—	—
Gain on extinguishment of debt	(14)	(14)	(14)	—	—	—	—	—	—	—	—	—
Expenses associated with strategic alternatives	7	7	7
				—	—	—	—	—	—	—	—	—

Total Adjustments	($29)	($29)	($29)	—	—	—	—	—	—	—	—	—

Cash Available for Dividend Guidance assumes completion of Williams’ acquisition of Williams Partners’ public units (originally published May 13, 2015)

Cash Available for Dividend Guidance

($ and shares in millions except per share data)

	2016	2017	2018
Adjusted WMB EBITDA (1)	$5,375	$6,050	$6,800
Less: Maintenance and Corporate Capex	(500)	(480)	(480)
Less: Distributions to Noncontrolling Interest	(195)	(230)	(215)
Less: Interest Expense	(1,155)	(1,215)	(1,330)
Less: Cash Taxes (2)	(10)	(15)	(15)

Total Cash Available for Dividend	$3,515	$4,110	$4,760

Expected Coverage	>1.1x		~1.2x

Dividends per Share	$2.85	$3.21	$3.61

Annual Growth Rate (3)	15.6%	12.5%	12.5%

(1)	A more detailed schedule reconciling this non-GAAP measure is provided in this presentation.
(2)	Includes taxes paid in Canada.
(3)	Reflects third and fourth quarter 2015 dividends proforma for the WPZ acquisition.